UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2006

WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-31486	06-1187536

(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)
or organization)

Webster Plaza
Waterbury, CT 06702
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (203) 465-4364

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 24, 2006, Webster Financial Corporation (“Webster” or the “Company”) and NewMil Bancorp, Inc. (“NewMil”) entered into an Agreement and Plan of Merger (the “Agreement”), pursuant to which the Company will acquire NewMil and its wholly owned subsidiary, NewMil Bank. Under the terms of the agreement, NewMil shareholders will receive $41.00 in Webster common stock for each share of NewMil common stock so long as Webster’s average stock price (as defined in the agreement) is between $44.85 and $50.25 per share. If Webster’s average stock price is below $44.85, the exchange ratio will be fixed at .9142. If Webster’s average stock price is above $50.25, the exchange ratio will be fixed at .8159.
The Agreement contains customary representations and warranties of the parties. The Agreement contains certain termination rights for both the Company and NewMil, and further provides that, upon termination of the Agreement upon specified circumstances, the Company or NewMil may be required to pay the other party a termination fee of $8,750,000 plus up to $750,000 in expenses. The transaction is subject to customary closing conditions, including approval from shareholders of NewMil and banking regulators, and is expected to be completed in the fourth quarter of 2006.
The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the three months ended March 31, 2006 and its Registration Statement on Form S-4 related to the proposed merger.
A copy of the related press release is filed as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.
The Exhibit listed in the accompanying Exhibit Index is filed by reference as part of this report.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 25, 2006	Webster Financial Corporation

	By:	/s/ Harriet Munrett Wolfe, Esq.
		Name:	Harriet Munrett Wolfe, Esq.
		Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated April 25, 2006